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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (the "AGREEMENT") by and between, The Dial Corporation, a Delaware corporation (the "COMPANY"), and [insert name] (the "EXECUTIVE"), dated as of the 14th day of December, 2003.

      WHEREAS, the Executive is currently serving as the [Title] of the Company;

      WHEREAS, on the date hereof, the Company entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") by and among the Company, Henkel KgaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany ("Henkel"), and Henkel Merger Corporation, a Delaware company and indirect wholly owned subsidiary of Henkel ("HENKEL SUB"), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Henkel Sub will be merged with and into the Company, with the Company continuing as the surviving corporation to the merger, in accordance with the terms of the Merger Agreement (the "Merger");

      WHEREAS, the Company and the Executive each desire to provide for the Executive's continued employment by the Company following the Effective Time;

      WHEREAS, this Agreement is conditional upon the Company, Henkel and the Executive entering into a change in control letter agreement dated as of the date hereof (the "LETTER AGREEMENT"); and

      WHEREAS, unless specified otherwise, capitalized terms used herein without definition shall have the meanings assigned thereto in the Merger Agreement.

      NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

            1. Agreement to Continue Employment; Term. (a) Subject to, and effective as of the Effective Time of, the consummation of the Merger pursuant to the Merger Agreement, the Company hereby agrees to continue the employment of the Executive, and the Executive hereby agrees to such continued employment, in each such case, on the terms and conditions provided herein. In the event that
(i) prior to the Merger, the Merger Agreement is terminated in accordance with its terms or (ii) the Company engages in a transaction, other than the Merger, which constitutes a "Change of Control" (as defined in the Change of Control Agreement, dated as of [insert date], between the Company and the Executive (the "CIC AGREEMENT")), the terms of this Agreement shall be null, void and of no effect ab initio.

            (b) The term of employment of the Executive by the Company hereunder shall be for a period commencing at the Effective Time and ending on the earlier of the second


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anniversary of the Effective Time (the "FINAL DATE") or the Date of Termination
(as defined herein) (the "TERM").

            2. Nature of Duties. During the Term, the Executive shall serve as [insert title] of the Company and shall have such duties and responsibilities as are customarily assigned to persons acting in such capacity and such other duties and responsibilities consistent with his or her position and title, as may be determined by the Board of Directors of the Company (the "BOARD"). During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

            3. Place of Performance. The Executive shall be based at the principal executive offices of the Company in the city of Scottsdale, Arizona, except for required business travel.

            4. Compensation.

                  (a) Annual Base Salary. During the Term, the Executive shall receive an annual base salary of $[ ] (the "Annual Base Salary"), which shall be paid in conformity with the Company's policies relating to salaried employees. The Executive shall be eligible for periodic salary increases, but not decreases, as determined in the sole discretion of the Board. Unless increased by the Board in its sole discretion, the Annual Base Salary shall apply for each year during the Term. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                  (b) Annual Bonus. Except as provided herein, for each fiscal year ending during the Term, the Executive shall be eligible to participate in such bonus programs as are available to senior executives of the Company. The terms and conditions of such bonus opportunities shall be established by the Board; provided, however, that the aggregate targeted payout level for achievement of the Executive's annual incentive performance objectives shall be no less than [ ]% of the Executive's Annual Base Salary for such fiscal year. Each such annual bonus (the "Annual Bonus") shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus. The amount of any 2004 Annual Bonus shall be decreased by any part thereof that is paid in connection with the Merger.


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                  (c) Long-Term Incentive Plan. The Executive shall be eligible to participate, from and after the Effective Time, in a cash-based long term incentive plan (the "LTIP") which shall provide benefits to the Executive that are no less favorable to the Executive than the benefits provided to similarly situated employees of the U.S. operations of Henkel from time to time.

                  (d) Other Benefits. During the Term, the Executive (i) shall be entitled to participate in all employee benefit plans which are generally available to the Company's senior executives (subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements); (ii) shall receive pension benefits and supplemental executive retirement benefits which are generally available to other senior executives of the Company; and (iii) shall receive health insurance programs, executive medical benefits and retiree medical benefits (until at least 30 days after the Final Date), life insurance and accidental death and dismemberment benefits (collectively, "WELFARE BENEFITS" and together with the benefits provided under the foregoing clauses (i) and (ii), the "BENEFITS") which are generally available to other senior executives of the Company; provided that the aggregate benefits and compensation provided to the Executive pursuant to this
Section 4 shall be substantially comparable, in the aggregate, to the aggregate compensation and employee benefits (other than equity based compensation or benefits) provided to the Executive immediately prior to the Effective Time.

                  (e) Fringe Benefits. During the Term, the Executive shall be entitled to fringe benefits generally available to other senior executives of the Company, but in all events those that were provided to the Executive immediately prior to the Effective Time, including, without limitation, payment of expenses for executive financial planning, health club dues and expenses related to an annual physical, in each case, in line with the Executive's historical practices, use of a Company laptop and cell phone and payment of related expenses.

                  (f) Reimbursement for Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies, practices and procedures.

                  (g) Office and Support Staff. During the Term, the Executive shall be provided with an office and with such secretarial and other support facilities on the same basis as provided to the Executive immediately prior to the Effective Date.

                  (h) Vacation. During the Term, the Executive shall be entitled to no less than four weeks paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for the Executive immediately prior to the Effective Time.

                  (i) Insurance; Indemnification. During the Term and thereafter while the Executive could have any liability, the Executive shall be named as an insured party in any liability insurance policy (including any director and officer liability policy) maintained by the Company for its directors and/or senior executive officers. In addition, the Company shall, as set


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forth in its respective charter and/or by-laws, or in a separate indemnification agreement, indemnify the Executive to the fullest extent permitted under Delaware law. The Company shall also indemnify the Executive, to the extent permitted by law, with respect to public service activities and charitable or committee memberships he or she undertakes in accordance with Section 2.

                  (j) Outplacement Services. From the Effective Time to the Final Date, the Company shall, at its sole expense as incurred, provide the Executive with outplacement services (the scope and provider of which shall be selected by the Executive in his or her sole discretion, except that the provider must be reasonably acceptable to the Company) upon termination of the Executive's employment by the Company, other than for Cause (as defined herein) or Disability (as defined herein), or by the Executive for Good Reason (as defined herein).

                  (k) Special Benefits. Notwithstanding the expiration of the Term on the Final Date or any earlier expiration of the Term,

                  (i) during the period beginning on the Final Date or, if earlier, the Date of Termination (such date, the "BEGINNING DATE") and ending on the three year anniversary of the Effective Time (the "EXTENDED PERIOD"), the Executive (and his or her eligible dependents) shall be entitled to receive continued Welfare Benefits to the extent provided to other peer executives who are actively employed by the Company during such period; provided that (i) such benefits are at least equal in the aggregate to those provided to the Executive immediately prior to the Beginning Date and (ii) if the Executive becomes employed by another employer and is eligible to receive medical and other welfare benefits under another employer provided plan, the Welfare Benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement) of the Executive for retiree benefits pursuant to the plans, practices, programs and policies of the Company, the Executive shall be considered to have remained employed with the Company during the Extended Period and to have retired on the last day of such period; and

                  (ii) the Company shall pay to the Executive in a lump sum in cash within 15 days of the Beginning Date, an amount equal to
                  (x) the present value of the Executive's accrued benefits under The Eagle Retirement Income Plan and The Eagle Supplemental Pension Plan, or successor plans, in which the Executive was participating at the Effective Time (collectively, the "PENSION PLANS"), determined after giving effect to a period of additional years of pension credit under the Pension Plans equal to the Extended Period and assuming the Executive's age is the age he or


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                  she would have obtained as of the last day of the Extended
                  Period, less (y) the present value of the Executive's accrued benefits under the Pension Plans at the Beginning Date, determined without regard to any additional years of age or pension service credit. Such present value shall be determined using actuarial assumptions and discount rates consistent with the Company's practice for financial reporting purposes in effect immediately prior to the Beginning Date.

The continued Welfare Benefits, the period for determining eligibility for retiree benefits referred to in Section 4(k)(i) and present value payment referred to in Section 4(k)(ii) are referred to collectively as the "SPECIAL BENEFITS."

            5. Termination of Employment.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 15(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "DISABILITY EFFECTIVE DATE"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "DISABILITY" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

                  (b) By the Company.

                  (i) Without Cause. The Company may terminate the Executive's employment during the Term without Cause.

                  (ii) For Cause. The Company may terminate the Executive's employment during the Term for Cause. For purposes of this Agreement, "CAUSE" shall mean:

                        (1) the Executive's conviction of, or plea of nolo contendere to, any felony (other than vicarious liability which results solely from Executive's position with the Company, provided that Executive did not know, or should not have known, of any act or failure to act upon which such conviction or plea is based, or knew, but acted on the advice of counsel);



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                        (2)   the Executive's willful misconduct with regard to
                              the Company having a material and demonstrable adverse effect on the Company;

                        (3) the Executive's willful failure to perform the services to be rendered hereunder (except in the event of the Executive's incapacity due to mental or physical illness) after receipt of written notice from the Board and a reasonable opportunity for the Executive to cure such willful non-performance; or

                        (4) the Executive's failure to adhere to, or take affirmative steps to carry out, any legal and proper directive of the Board, after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act.

The termination of Executive's employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (1), (2), (3) or (4) above, and specifying the particulars thereof in reasonable detail. For purposes of this Agreement, any act, or failure to act, on the Executive's part shall not be considered willful if done, or omitted to be done, by the Executive in good faith and in the reasonable belief that the Executive's act or failure to act was in the Company's best interests. Any act, or failure to act, based upon authority granted pursuant to a duly adopted Board resolution or advice of counsel shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the Company's best interests.

                  (c) By the Executive.

                  (i) Without Good Reason. The Executive may terminate employment under this Agreement by giving Notice of Termination (as defined below) to the Company in accordance with Section 15(b) of this Agreement no less than 15 days prior to such termination, unless such termination is pursuant to Section (5)(c)(ii) below, or the Company elects to waive or reduce such notice requirement.

                  (ii) With Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean:


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                        (1)   a decrease in Annual Base Salary, Annual Bonus or
                              LTIP benefits below the amounts specified in
                              Section 4(a), 4(b) and 4(c), respectively;

                        (2) any material diminution of aggregate benefits described in Sections 4(d), (f), (g), and (h) of this Agreement;

                        (3) the relocation of the Executive's principal place of employment to a location more than 35 miles from the Company's Scottsdale, Arizona headquarters;

                        (4) any material breach by the Company of this Agreement.; or

                        (5) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

The termination of the Executive's employment by the Executive shall not be deemed to be for Good Reason unless and until the Executive shall have delivered to the Company written notice of his or her election to terminate for Good Reason, which notice must be delivered within 90 days of the Executive becoming aware of the facts or circumstances claimed to provide the basis for such termination and otherwise comply with Section 5(d), and the Company fails to cure such facts and circumstances to the reasonable satisfaction of the Executive within twenty (20) days following receipt of such notice.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(b) of this Agreement. For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive' s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless otherwise agreed by the parties hereto). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "DATE OF TERMINATION" means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive without Good Reason, the Date of Termination shall be the date on which the


                                       7
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Company notifies the Executive of such termination or 30 days after the date on which the Executive notifies the Company of such termination (or such earlier date if approved by the Company), respectively, (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive's employment is terminated by the Executive for Good Reason, the Date of Termination shall be 30 days after the date on which the Executive notifies the Company of such termination provided that the Company fails to cure the facts and circumstances that the Executive claims provide the basis for such termination in accordance with Section 5(c).

            6. Obligations of the Company upon Termination

                  (a) Good Reason; Other Than for Cause or Disability. If, during the Term, the Company terminates the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good
Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the sum of: (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) any bonus earned during the prior fiscal year but not yet paid to Executive; and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "ACCRUED OBLIGATIONS") , plus the product of (x) the full target bonus with respect to the fiscal year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the Date of Termination that have elapsed as of such date and the denominator of which is 365 (the "PRO RATA BONUS");

                  (ii) the Company shall pay to the Executive in a lump sum, in cash, his or her Annual Base Salary for the period commencing on the Date of Termination and ending on the Final Date (the "SEVERANCE PROTECTION PERIOD");

                  (iii) the Company shall pay to the Executive his or her Annual Bonus for the fiscal year of the Company that includes the Date of Termination (the "RELEVANT FISCAL YEAR"), the amount of such Annual Bonus to be determined pursuant to Section 4(b) hereof and paid to the Executive at the same time that annual bonuses are paid to then active senior executives of the Company for the Relevant Fiscal Year;


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                  (iv) within 30 days after the Date of Termination, the Company shall pay to the Executive an amount equal to the product of
                  (x) his or her target bonus for the Relevant Fiscal Year multiplied by (y) a fraction, the numerator of which equals the number of days in the Severance Protection Period beginning after the last day of the Relevant Fiscal Year and ending on the last day of the Severance Protection Period, and the denominator of which equals 365;

                  (v) the Executive shall continue to be eligible to receive Benefits for the Severance Protection Period; and

                  (vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including without limitation the Special Benefits (such other amounts and benefits shall be hereinafter referred to as the "OTHER BENEFITS").

                  (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

                  (c) Disability. If the Executive `s employment is terminated by reason of the Executive's Disability during the Term, this Agreement (other than the provisions of Sections 9, 10 and 13) shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                  (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Term or if Executive voluntarily terminates employment during the Term (excluding a termination for Good Reason), this Agreement (other than the provisions of Sections 9, 10 and
13) shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his or her Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid.

                  (e) Expiration of Term. Upon expiration of the Term or, if later, the termination of the Executive's employment for any reason, the Executive will receive the Accrued Obligations, Other Benefits and Pro Rata Bonus.


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            7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, other than the CIC Agreement, as defined herein. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

            8. Entire Agreement. This Agreement, together with the Letter Agreement, dated as of the date hereof, among the Executive, the Company and Henkel, contain the sole and entire agreement and understanding of the parties with respect to the subject matters contained herein, and the parties agree that this Agreement supercedes the CIC Agreement, except for the Surviving Provisions (as defined in the Letter Agreement), and that the CIC Agreement (but not the Surviving Provisions) is rendered null and void as of the Effective Time.

            9. Confidentiality; Cooperation with Regard to Litigation.

                  (a) While employed by the Company and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of his or her duties hereunder, or when required to do so by legal process by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) or judicial authority that requires him to divulge, disclose or make accessible such Confidential Information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.

                  (b) "CONFIDENTIAL INFORMATION" shall mean all information concerning the business of Henkel or any Subsidiary (as defined below) relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information that is or becomes part of the public domain, other than through the breach of this Agreement.

                  (c) "SUBSIDIARY" shall mean any corporation controlled directly or indirectly by Henkel, including the Company and its subsidiaries.

                  (d) While employed by the Company and thereafter, the Executive agrees to cooperate with the Company by making himself reasonably available to testify on behalf of Henkel or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Henkel or any Subsidiary in any such action, suit, or proceeding by providing information and meeting and consulting with representatives of or counsel to Henkel or any Subsidiary, as reasonably requested with regard to matters that relate to the Executive's employment period as an officer of the Company; provided, however, that the same does not materially interfere with the Executive's then current professional activities, involve a conflict between the Executive and Henkel or any Subsidiary or would cause a violation of any court order or governmental requirement. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his or her provision of testimony or assistance, including reasonable legal fees.

            10. Non-competition and Non-solicitation.

                  (a) While employed by the Company or any Affiliate thereof and during the Applicable Restricted Period (as defined below), the Executive shall not engage in Competition with the Company or any subsidiary thereof. "Competition" shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any subsidiary thereof, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than three percent shareholder of a publicly traded company) or otherwise (together "EMPLOYMENT"). A "COMPETITOR" shall mean any corporation or other entity that derives at least 15% or more of its revenues, directly or indirectly, from the conduct of any business anywhere in the world which competes with the business conducted by the Company or any subsidiary thereof, as determined on the Date of Termination of the Executive's employment. If the Executive commences Employment with any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (i) such activities were contemplated by the Executive at the time the Executive initially commenced Employment or (ii) the Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Applicable Restricted Period, which activities are competitive with the activities of the Company or any subsidiary thereof. In addition, the Executive may be employed by, or otherwise associated with, noncompeting portions of the competing entity so long as he does not directly or indirectly oversee, manage or contribute to the competing activities of the Competitor. The Executive shall not be deemed to be indirectly overseeing, managing or contributing to the Competitor's activities which are competitive with the activities of the Company or any subsidiary thereof so long as he does not participate in any discussions with regard to the conduct of, or take any act intended to facilitate the success of, the competing business.

                  (b) Notwithstanding the foregoing Section 10(a), in the event the Executive desires to accept Employment with a Competitor which, in the Executive's reasonable judgment, competes with an insignificant portion of the business conducted by the Company or any subsidiary thereof, the Executive shall have the right, prior to accepting such Employment, to submit a written request to the Company for a limited waiver of the Company's right to enforce the provisions of this Section 10. If the Company determines, in its good faith reasonable judgment, that the Executive's proposed Employment with the Competitor would not


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
result in more than an insignificant level of competition with the business conducted by the Company or any subsidiary thereof at either the time such request is made or in the then foreseeable future, the Company shall grant the Executive the requested waiver.

                  (c) While employed by the Company or any Affiliate thereof, the Executive shall not induce employees of the Company or any subsidiary thereof to terminate their employment, nor shall the Executive solicit or encourage any corporation or other entity in a joint venture relationship, directly or indirectly, with the Company or any subsidiary thereof, to terminate or diminish their relationship with the Company or any subsidiary thereof or to violate any agreement with any of them. During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any subsidiary thereof or any person who was employed by the Company or any subsidiary thereof within 90 days of such hiring.

                  (d) The Executive's compliance with the non-competition and non-solicitation provisions of this Section 10 shall be deemed compliance with any other non-competition or non-solicitation provision agreed to between the Executive and the Company.

                  (e) For purposes of this Section 10, the term "APPLICABLE RESTRICTED PERIOD" means:

                  (i) in the event of any termination of the Executive's employment by the Executive for Good Reason or by the Company other than for Cause, the period (i) from the Date of Termination through the Final Date, provided that the Executive is in timely receipt of the compensation payable pursuant to Section 6(a)(ii) hereof in connection with such period, and (ii) if elected by the Company in accordance with this Section 10(e) and provided the Company makes a lump sum cash payment to the Executive, within 3 business days following any such election, of an amount equal to the Executive's Annual Base Salary and the full target bonus with respect to the fiscal year in which the Date of Termination occurs (the "ELECTION PAYMENT"), the one year period following the Final Date;

                  (ii) in the event of the termination of the Executive's employment by the Company for Cause or by the Executive, other than a termination by the Executive for Good Reason, if elected by the Company in accordance with this Section 10(e) and provided the Company makes a lump sum cash payment of the Election Payment to the Executive, within 3 business days following any such election, the one year period following the Date of Termination; and

                  (iii) in the event of the termination of the Executive's employment for any reason at the Final Date, if elected by the Company in accordance


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
                  with this Section 10(e) and provided the Company makes a lump sum cash payment of the Election Payment to the Executive, within 3 business days following any such election, the one year period following the Final Date.

Any election by the Company pursuant to this Section 10 to impose the restrictions of Section 10(a) on the Executive for the one year period described in the applicable subparagraph above must be made by the Company, in writing, within 5 business days after receipt by the Company of a Notice of Termination from the Executive, in the case of any such termination by the Executive, at the time the Company notifies the Executive of the Company's termination of the Executive, in the case of any such termination by the Company, or within 5 business days of the Final Date, in the case of the termination of the Executive's employment on the Final Date, which ever is applicable.

            11. Successors.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, provided however that the meaning of the term "Company" under the provisions of Section 10 shall not extend to such successor other than the Surviving Corporation, as defined in the Merger Agreement.

            12. Full Settlement; No Mitigation; No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may maintain other than substantially comparable welfare benefits provided by a new employer.

            13. Remedies. If the Executive materially breaches any of the provisions contained in Sections 9 or 10 above, the Company (a) shall have the right to immediately terminate all remaining severance payments and benefits due under Section 6(a)(i) through (v) of this Agreement and (b) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach of Sections 9 or 10 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 9 or 10 has occurred.

            14. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under
Section 13, shall be resolved by binding arbitration, to be held in Phoenix, Arizona in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

            15. Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to each party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  [Insert name and address]

                  If to the Company:

                  The Dial Corporation
                  15501 North Dial Corporation
                  Scottsdale, Arizona 85260-1619
                  Attention:  General Counsel

                  with a copy to Henkel:

                  Henkel KGaA
                  Henkelstrasse 67
                  40191 Dusseldorf, Germany
                  Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) Agreement. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(ii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                    THE DIAL CORPORATION

                                    By:
                                        --------------------------------------
                                        Name:
                                        Title:

                                    Executive

                                    By:
                                        --------------------------------------
                                        Name:
                                        Title:


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